EXHIBIT 5.1

                        [Stubbs Alderton & Markiles, LLP]



                                 August 26, 2005



IRIS International, Inc.
9172 Eton Avenue
Chatsworth, California 91311

Ladies/Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by IRIS International, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 1,200,000 shares of common stock, par value $0.01 per share (the "Shares"), of the Company issuable pursuant to the Company's 1998 Stock Option Plan, as amended (the "Plan").

         We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, and upon receipt by the Company of the specified consideration, having a value not less than the par value thereof, the Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                             Respectfully submitted,

                             /s/ Stubbs Alderton & Markiles, LLP
                             ------------------------------------
                             STUBBS ALDERTON & MARKILES, LLP